UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 18, 2005
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure
Signature

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel; our ability to meet our cost reduction goals; the competitive environment and other trends in our industry; economic conditions; actual or threatened terrorist attacks; global instability and potential U.S. military involvement; the outcome of contract talks with the Air Line Pilots Association, whether as a result of negotiations or binding arbitration; labor disputes; our reliance on automated systems; changes in laws and regulations; liability and other claims asserted against us; failure to expand our business; interest rates and the availability of financing; our ability to attract and retain qualified personnel; changes in our business plans; our significant indebtedness; downgrades of our credit ratings; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report for the year ended December 31, 2004 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01. Regulation FD Disclosure
Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel provides us the ability to measure and monitor our performance without these items. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

First Quarter 2005

	Forecast	Change
	Q1	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,374	3.8%
Fuel gallons (000,000)	84.0	1.4%
Cost per ASM as reported on a GAAP basis (cents)	10.7	2.9%
Less: Fuel cost per ASM (cents)	2.3	28.2%
Cost per ASM excluding fuel (cents)	8.4	(2.4%)

Alaska Airlines’ February traffic increased 5.4% to 1.184 billion RPMs from 1.123 billion flown a year earlier. Capacity during February was 1.676 billion ASMs, 1.0% higher than the 1.659 billion in February 2004. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 70.7%, compared to 67.7% in February 2004. The airline carried 1,174,800 passengers compared to 1,133,300 in February 2004. For February 2005, RASM remained flat as compared to February 2004. For January 2005, RASM decreased by 0.8% as compared to January 2004.

For Alaska, our forecast of cost per available seat mile and fuel cost per available seat mile is based on forward-looking estimates which will likely differ from actual results due to the volatility of fuel prices. Factors impacting our estimates include (but are not limited to) volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 7 for additional information regarding fuel costs.

	Forecast	Change
	Q1	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	775	12.0%
Fuel gallons (000,000)	12.1	0.5%
Cost per ASM as reported on a GAAP basis (cents)	16.5	(2.7%)
Less: Fuel cost per ASM (cents)	2.4	16.6%

Cost per ASM excluding fuel (cents)	14.1	(5.4%)

Horizon Air’s February traffic increased 12.9% to 163.2 million RPMs from 144.5 million flown a year earlier. Capacity for February was 242.2 million ASMs, 8.5% higher than the 223.2 million in February 2004. The passenger load factor for the month was 67.4%, compared to 64.8% in February 2004. The airline carried 449,800 passengers compared to 410,200 in February 2004. For February 2005, RASM decreased by 7.7% as compared to February 2004 resulting from an increase in contract flying with Frontier Airlines. For January 2005, RASM decreased by 4.9% as compared to January 2004.

For the first quarter of 2005, CASM excluding fuel is expected to decrease 5.4% compared to the first quarter of 2004, reflecting changes in Horizon’s flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines, which began in January of 2004 and built up through the first half of 2004.

For Horizon, our forecast of cost per available seat mile and fuel cost per available seat mile is based on forward-looking estimates which will likely differ significantly from actual results. Factors impacting our estimates include (but are not limited to) volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 7 for additional information regarding fuel costs.

Other Financial Information
 Liquidity and Capital Resources
Cash and short-term investments totaled approximately $773 million at February 28, 2005 compared to $813 million at January 31, 2005. The decline is due to aircraft capital expenditures, partially offset by cash generated by operations.

Fuel Hedging
Beginning in the second quarter of 2004, we lost the ability to defer, as a component of Accumulated Other Comprehensive Income, recognition of any unrealized gain or loss on our fuel hedge contracts until the hedged fuel is consumed (also known as the ability to use “hedge accounting”). The implications of this are :

•	we will have more volatile earnings as we mark our entire hedge portfolio to market each period-end and report the gain or loss in other non-operating income or expense,

•	because we mark our portfolio to market each period, the impact of the fuel hedging program will not be included in our results in the same period as the related fuel is purchased and consumed.

To help investors understand our results, we are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for the two months ended February 28, 2005.

Calculation of Economic Fuel Cost Per Gallon

January and
February 2005	Alaska Airlines	Alaska Airlines	Horizon Air	Horizon Air
(unaudited)	(000s)	Cost/Gal	(000s)	Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$79,440	$1.45	$11,669	$1.51
Gains on settled hedges included in fuel expense	2,328	.04	227	.03
GAAP fuel expense	$77,112	$1.41	$11,442	$1.48
Gains on settled hedges included in non-operating income*	8,809	.16	1,437	.19
Economic fuel expense	$68,303	$1.25	$10,005	$1.29

% Change from prior year	14.1%	12.6%	9.6%	9.3%

Mark-to-Market Adjustment Related to Unsettled Hedges

Mark-to-market gains included in non-operating income related to hedges that settle in future periods	$38,805	NM	$6,459	NM

*Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
First Quarter 2005	50%	$29.86
Second Quarter 2005	50%	$28.97
Third Quarter 2005	50%	$28.81
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	50%	$35.70
Second Quarter 2006	40%	$38.01
Third Quarter 2006	35%	$39.70
Fourth Quarter 2006	25%	$40.97
First Quarter 2007	15%	$40.51
Second Quarter 2007	10%	$39.44
Third Quarter 2007	10%	$39.12
Fourth Quarter 2007	5%	$42.65

Operating Fleet Plan
The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report and changes during the remainder of 2005 based on our contractual commitments and expected retirement plans:

Alaska Airlines	Seats	On Hand	Expected change
		Mar. 17, 2005	During Remainder of
			2005
B737-200C	111	7	(1)
B737-400	144	40
B737-700	120	22
B737-800	160	2	1
B737-900	172	12
MD-80	140	26

Total		109	0

Horizon Air
Q200	37	28
Q400	70	19	(1)
CRJ 700	70	18	1

Total		65	0

Alaska has commitment to acquire three B737-800 aircrafts in 2006. Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: March 18, 2005

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer